                                                                    Exhibit 99.1


                                 Ciao AG, Munich

                    Consolidated Financial Statements for the
                  Years ending December 31, 2002, 2003 and 2004

                                                                            1/42

REPORT OF INDEPENDENT AUDITORS

TO THE SHAREHOLDERS AND TO THE BOARD OF DIRECTORS, CIAO AG, MUNICH

We have audited the accompanying consolidated balance sheets of Ciao AG as of December 31, 2003 and 2004, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ciao AG at December 31, 2003 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in Germany.

                                                                            2/42

Accounting principles generally accepted in Germany vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences for 2003 and 2004 are presented in Note VII to the consolidated financial statements.

Mannheim, Germany
February 17, 2005, except for Note VII as to which the date is April 6, 2005

Ernst & Young AG
Wirtschaftsprufungsgesellschaft

Fluck                      Horn
Wirtschaftsprufer          Wirtschaftsprufer

                                                                            3/42

CIAO AG, MUNICH
CONSOLIDATED BALANCE SHEETS AT DECEMBER 31, 2003 AND 2004

                                                                                31.12.2003      31.12.2004
                                                                 Notes           EUR '000        EUR '000
                                                            ----------------    ----------      ----------
ASSETS

A. FIXED ASSETS

                                                            II. 9., II. 11.,
I. PURCHASED SOFTWARE AND LICENSES                               III. 1.             250             371
                                                                                   -----          ------

II. PROPERTY, PLANT AND EQUIPMENT

1. Technical equipment and machines                                                  224             657
2. Other equipment, furniture and fixtures                                            82             178
                                                                                   -----          ------
                                                            II. 10., II. 11.
                                                                 III. 2.             306             835
                                                                                   -----          ------

                                                                                     556           1.206
                                                                                   -----          ------

B. CURRENT ASSETS

I. RECEIVABLES AND OTHER ASSETS

1.  Trade receivables                                       II. 13., III. 3.       3.000           4.316
2.  Other assets                                                 III. 4.              99             135
                                                                                   -----          ------
                                                                                   3.099           4.451
                                                                                   -----          ------

II. SECURITIES

1. Treasury shares                                              III.  8.               9               9
2. Marketable securities                                         II. 12.           1.118           6.523
                                                                                   -----          ------

                                                                                   1.127           6.532
                                                                                   -----          ------

III. CASH AND CASH EQUIVALENTS                                  III. 5.            2.724           1.204
                                                                                   -----          ------

                                                                                   6.950          12.187
                                                                                   -----          ------

C. PREPAID EXPENSES                                             III. 6.               45              51

                                                                                   -----          ------

                                                                                   7.551          13.444
                                                                                   =====          ======


See accompanying notes to financial statements.

                                                                            4/42

CIAO AG, MUNICH
CONSOLIDATED BALANCE SHEETS AT DECEMBER 31, 2003 AND 2004

                                                                                       31.12.2003       31.12.2004
                                                                     Notes              EUR '000         EUR '000
                                                                ----------------       ----------       ----------
SHAREHOLDERS' EQUITY AND LIABILITIES

A. SHAREHOLDERS' EQUITY

I. SHARE CAPITAL                                                    III. 7.               10.114           10.114
    (thereof preferred: EUR 7.053 in 2003 and 2004)

II. CAPITAL SURPLUS                                                                       16.194           16.194

III. RESERVE FOR TREASURY SHARES                                    III. 8.                    9                9

IV. CUMULATED TRANSLATION ADJUSTMENT                                 II. 4.                  -75             -112

V. ACCUMULATED DEFICIT                                                                   -22.082          -16.538
                                                                                         -------          -------

                                                                                           4.160            9.667
                                                                                         -------          -------

B. ACCRUED LIABILITIES

1. Tax accruals                                                     III. 10.                   0            1.301
2. Other accruals                                               II. 14., III. 10.            925            1.173
                                                                                         -------          -------

                                                                                             925            2.474
                                                                                         -------          -------

C. OTHER LIABILITIES

1. Silent partnership loan                                           III. 9.               1.518                0
2. Trade payables                                               II. 15., III. 10.            401              454
3. Other liabilities                                            II. 15., III. 10.            547              849
                                                                                         -------          -------

                                                                                           2.466            1.303
                                                                                         -------          -------

                                                                                           7.551           13.444
                                                                                         =======          =======

See accompanying notes to financial statements.

                                                                            5/42

CIAO AG, MUNICH
CONSOLIDATED INCOME STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004

                                                                     2002          2003         2004
                                                 Notes             EUR '000      EUR '000     EUR '000
                                               --------------      --------      --------     --------
1. Sales                                       II. 5., IV. 1.         4.132       10.151       18.115
2. Other operating income                          IV. 2.               253           30          130
                                                                     ------       ------      -------

                                                                      4.385       10.181       18.245
                                                                     ------       ------      -------

3. Cost of purchased services                      IV. 3.              -860       -1.565       -3.364
4. Personnel expenses
   a) Wages and salaries                                             -1.868       -2.853       -4.487
   b) Social security                                                  -342         -519         -724
5. Allowance and depreciation                                        -1.434         -385         -436
6. Other operating expenses                        IV. 4.            -2.351       -1.405       -2.337
                                                                     ------       ------      -------

   Total cost without interest                                       -6.855       -6.727      -11.348
                                                                     ------       ------      -------

7. Interest income                                 IV. 5.                79           49           48
8. Interest expenses                               IV. 5.               -97         -102          -75
                                                                     ------       ------      -------

   Interest expense, net                                                -18          -53          -27
                                                                     ------       ------      -------

9. Result from ordinary operations                                   -2.488        3.401        6.870

10. Income taxes                                                          0           -4       -1.326
                                                                     ------       ------      -------

11. Net income/loss for the year                                     -2.488        3.397        5.544
                                                                     ======       ======      =======

See accompanying notes to financial statements.

                                                                            6/42

CIAO AG, MUNICH
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004

                                                                                    Currency
                                           Share     Capital     Reserve for       Translation     Accumulated
                               Notes     Capital*)   Reserve    treasury shares    Adjustment        Deficit         Total
                                         EUR '000   EUR '000       EUR '000           EUR '000       EUR '000       EUR '000
                              --------   --------   --------    ---------------    -----------     -----------      --------
January 1, 2002                           10.114     16.194            4                -73          -22.986          3.253

Net loss                                       0          0            0                  0           -2.488         -2.488

Currency translation
  adjustment                    II. 4.         0          0            0                 -1                0             -1

Provision to reserve for
  treasury shares              VII. 6.         0          0          -53                  0               53              0

Release of reserve for
  treasury shares              VII. 6.         0          0           70                  0              -70              0
                                          ------     ------          ---                ---          -------         ------
December 31, 2002                         10.114     16.194           21                -74          -25.491            764

Net income                                     0          0            0                  0            3.397          3.397

Currency translation
  adjustment                    II. 4.         0          0            0                 -1                0             -1

Provision to reserve for
  treasury shares              VII. 6.         0          0          -16                  0               16              0

Release of reserve for
  treasury shares              VII. 6.         0          0            4                  0               -4              0
                                          ------     ------          ---                ---          -------         ------
December 31, 2003                         10.114     16.194            9                -75          -22.082          4.160

Net income                                     0          0            0                  0            5.544          5.544

Currency translation
  adjustment                    II. 4.         0          0            0                -37                0            -37
                                          ------     ------          ---                ---          -------         ------
December 31, 2004                         10.114     16.194            9               -112          -16.538          9.667
                                          ======     ======          ===                ===          =======         ======


*) Thereof preferred shares: EUR 7.053

See accompanying notes to financial statements.

                                                                            7/42

CIAO AG, MUNICH
CONSOLIDATED CASH FLOW STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004

                                                                         2002           2003           2004
                                                                        EUR '000      EUR '000       EUR '000
                                                                        --------      --------       --------
1. CASH FLOW FROM OPERATING ACTIVITIES
Net income/loss                                                           -2.488        3.397          5.544
Depreciation and amortization                                              1.434          385            436
Increase (+)/decrease (-) in accruals                                       -130          548          1.549
Gain (-)/loss (+) on disposals of fixed assets                                43            3              1
Gain (-)/loss (+) on sale of treasury shares                                  45           14              0
Increase (-)/decrease (+) in trade
  receivables and other assets                                              -596       -1.659         -1.361
Increase (+)/decrease (-) in trade
  payables and other liabilities                                             -96           94            356
                                                                          ------       ------         ------
Cash flow from operating activities                                       -1.788        2.782          6.525
                                                                          ------       ------         ------

2. CASH FLOW FROM INVESTING ACTIVITIES
Cash received (+) from disposals of property, plant and equipment              1            0              0
Cash paid (-) for investments in property, plant and equipment               -40         -102           -837
Cash paid (-) for investments in purchased software and licenses             -18         -210           -250
                                                                          ------       ------         ------
Cash flow from investing activities                                          -57         -312         -1.087
                                                                          ------       ------         ------

3. CASH FLOW FROM FINANCING ACTIVITIES
Cash received (+) from equity contributions
 (capital increases, sale of treasury shares, etc.)                            8            2              0
Cash paid (-) to shareholders                                                -70           -4              0
Cash repayments (-) of silent partnership loan                                 0            0         -1.514
                                                                          ------       ------         ------
Cash flow from financing activities                                          -62           -2         -1.514
                                                                          ------       ------         ------

4. EFFECT OF FOREIGN CURRENCY                                                 -1           -1            -37
                                                                          ------       ------         ------
5. CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD
Change in
  cash and cash equivalents (subtotal of 1 to 4)                          -1.908        2.467          3.887
Cash and cash equivalents at the beginning of the period                   3.282        1.374          3.841
                                                                          ------       ------         ------
Cash and cash equivalents at the end of the period                         1.374        3.841          7.728
                                                                          ======       ======         ======

6. COMPOSITION OF FUNDS
Cash and cash equivalents                                                    249        2.723          1.204
Marketable securities                                                      1.125        1.118          6.524
                                                                          ------       ------         ------
Funds at the end of the period                                             1.374        3.841          7.728
                                                                          ======       ======         ======
Interest paid                                                                 75           75             75
Income taxes paid                                                              0            0              4

See accompanying notes to financial statements.

                                                                            8/42

                                 CIAO AG, MUNICH

             NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS PREPARED
          IN ACCORDANCE WITH GERMAN-GAAP FOR THE YEARS ENDED DECEMBER
                             31, 2002, 2003 and 2004

                 (all amounts in `000 Euro, except shares data)

I.    THE COMPANY

The Company was founded in May 1999 under the name of Provista Zweiundzwanzigste Vermogensverwaltungs-Aktiengesellschaft, Hamburg. The Company relocated to Munich and changed its name to ciao.com AG in August 1999. The Company has been operating under the name of Ciao AG (hereinafter also referred to as the "Company" or "Ciao") since July 2002.

Ciao AG is a global media company providing Internet services to consumers and businesses through its worldwide network of online properties. The Company's properties and services for consumers and businesses reside in two main areas:
(i) Comparison Shopping, and (ii) Survey Solutions. Ciao's service offerings are available without charge to consumers. The Company sells performance-based advertising services as well as data collection and survey solutions to businesses across its properties and services.

Ciao AG has the following wholly-owned subsidiaries:

      -     Ciao France SAS, Paris, France

      -     Ciao International Inc., Delaware, USA

      -     Ciao Spain S.L., Madrid, Spain

      -     Ciao Romania S.R.L., Timisoara, Romania

      -     Ciao Italia, Milan, Italy

      -     Ciao Media GmbH, Munich

                                                                            9/42

Furthermore, the Company operates a branch in London, UK.

Ciao International Inc. was founded in 2003.

Ciao Romania S.R.L. was founded in 2004.

Ciao Italy was legally liquidated in 2002 and the business transferred to Ciao France SAS, who runs the Italian business for the Company.

Ciao Media GmbH was dormant and liquidated in 2003.

                                                                           10/42

II. SUMMARY OF SIGNIFICANT ACCOUNTING AND VALUATION PRINCIPLES

1.    Basis of Presentation

These consolidated financial statements have been prepared in accordance with secs. 290 et seq. HGB ("Handelsgesetzbuch": German Commercial Code).

The Company maintains its books and records in accordance with generally accepted accounting principles applicable in Germany (German-GAAP).

The accounts of those companies included in the Group financial statements were prepared according to consistent accounting and valuation principles.

Details regarding the balance sheet and the income statement are presented in the footnotes. The income statement is presented in accordance with cost by nature.

2.    Principles of Consolidation

The consolidated financial statements include the financial statements of Ciao AG and its wholly-owned and controlled subsidiaries. The following subsidiaries are included in the consolidated financial statements.

                                              Interest
Company                   Location               %       Consolidated in the years
-------                   --------            --------   -------------------------
Ciao France SAS           Paris/France             100             All
Ciao International Inc.   Delaware/USA             100             2003 and 2004
Ciao Spain S.L.           Madrid/Spain             100             All
Ciao Romania srl          Timisoara/Romania        100             2004
Ciao Italia               Milan/Italy              100             2002
Ciao Media GmbH           Munich/Germany           100             2002 and 2003

                                                                           11/42

3.    Principles of Consolidation

All assets, liabilities, revenues and expenses of the Company's wholly-owned or controlled subsidiaries are included in the consolidated statements. All intercompany receivables and liabilities, revenues, expenses and income as well as intercompany profits and losses are eliminated in consolidation.

4.    Foreign Currency Translation

The functional currency of each of the Company's subsidiaries is the local currency of the country in which each subsidiary in located. Accordingly, with the exception of shareholders' equity which was translated at the exchange rate valid on the respective date of a transaction, all balance sheet accounts were translated into the reporting currency (EUR) at the rate valid at the balance sheet dates. Income and expense accounts were translated at the average rates of the fiscal year. Any differences resulting from currency translation are recorded in a separate item under shareholders' equity ("cumulated translation adjustment") until the subsidiary is sold or otherwise liquidated.

5.    Revenue Recognition

Ciao AG generates its revenues from e-commerce commissions and advertising income (in the "Comparison Shopping" business segment), and from the sale of market research data (in the "Online Surveys" business segment).

In the "Comparison Shopping" business segment, the Company's core business consists of attracting visitors to its websites, and referring these visitors to the websites of its merchant clients. Whenever a visitor is referred from Ciao to a client's website, a "click-through" is recorded both by the Company and by the client. At the end of each month, the total number of click-throughs in that month is calculated, multiplied by the cost-per-click-through (CPC) agreed contractually with the client, and the resulting sum is invoiced and recognized as revenue in that month ("e-commerce commissions"). Advertising revenues are generated from the display of customer advertising on the Company's websites. In this case, an advertising serving software is used to measure the number of pageviews which the advertising message has received in each month. Both the Company and its advertising customers have access to this software for controlling purposes. The Company only invoices and recognizes revenues once an advertising campaign agreed with a

                                                                           12/42
customer has been achieved in full, i.e. when the number of pageviews (priced in cost-per thousand, or CPM) agreed contractually has been reached and there are no reasons to doubt the customer's satisfaction with the display of its campaign on the Company's sites.

The Company realizes a part of the advertising revenues in connection with similar barter transactions shown as advertising expenses in other expenses. The respective revenues and advertising expenses amount to EUR 770 (2002), EUR 89
(2003) and EUR 0 (2004).

In the "Online Surveys" business segment, the Company conducts consumer surveys for market research agencies and other clients by e-mail. At the start of a project, clients specify the number of completed surveys they wish to obtain from a specific target group. The Company then quotes a price per completed survey to the client, and a total sum (so-called "proposal"). Once the client approves the Company's proposal, it becomes a "project" and the Company sets out to identify, contact and incentivize the relevant consumers to complete the specific survey. When the total number of completed surveys has been reached, the data is formatted to the client's specifications and sent to the client for approval. Once approval has been obtained, the project is invoiced and revenues are recognized. The level of revenues for each project depends on both the size of the project (number of completed surveys delivered), and the complexity of the target group (price per completed survey).

6.    Advertising Expenses

Advertising costs are expensed as incurred.

7.    Research and Development Expenses

Research and development costs are expensed generally as incurred. Development costs concerning defined software products for internal use have been capitalized (2002 EUR 0, 2003: EUR 97, 2004: EUR 146).

                                                                           13/42

8.    Estimates

The preparation of consolidated financial statements in conformity with German-GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the allowance for uncollectible accounts receivable, accruals for incentives and other provisions, and the recoverability of long-lived assets. Actual results could differ from those estimates.

9.    Purchased software and licenses

Purchased software and licenses are recognized at acquisition cost and amortized over their useful lives on a straight-line basis as follows:

- Purchased software         3 - 5 years

- Licenses                   10    years


Licenses relate to trademarks and domains.

10.   Property, plant and equipment

Property, plant and equipment are capitalized at acquisition cost less depreciation and impairment charges. Depreciation is recorded straight line over useful lives as follows:

- Technical equipment and machines            3 - 4 years

- Other equipment, furniture and fixtures     3 - 8 years

Upon sale or scrapping, the assets are removed from fixed assets; any profits or losses realized are recognized in the income statement.

                                                                           14/42

11.   Impairment of long-lived assets including purchased software and licenses

Long-lived assets including purchased software and licenses are tested for impairment if events or changes indicate that the carrying amount of an asset is no longer recoverable. If facts or circumstances give reason to conclude that the value has been impaired, the carrying amount of the assets is compared to the expected future non-discounted cash flows from the use of the assets. If the expected future non-discounted cash flows are less than the carrying amount, then the asset is written down to its fair market value. The fair market value is based on the discounted cash flows for assets held for use. Assets held for sale are recorded at their net realizable values.

12.   Marketable Securities

For German-GAAP purposes, marketable securities represent investments in money market funds. Unrealized holding gains are recorded when realized. Losses are recorded in the income statement in each period if the fair market value is lower than the cost basis.

13.   Receivables

Receivables are reported at nominal value less allowances for bad debts (net realizable value). Bad debt allowances are recognized if receivables are partly or wholly uncollectible, or uncollectibility is probable and the amount is reasonably determinable.

14.   Accrued liabilities

Other provisions and accruals are recorded to cover all potential losses and uncertain liabilities, which are deemed probable by management.

                                                                           15/42

15.   Other Liabilities

Liabilities are recorded at the face amount repayable at the due date.

16.   Lease Agreements

All lease agreements are accounted for as operating leases.

                                                                           16/42

III.  OTHER NOTES TO THE BALANCE SHEET

1.    Purchased software and licenses

The break down is as follows:

                                       December 31,
                                       2003    2004
                                       EUR     EUR
                                       ---     ---
Purchased software                      753    960
Accumulated amortization                509    633
                                       -----------
Purchased software, net                 244    327
                                        ---    ---
Licenses                                 97    135
Accumulated amortization                 91     91
                                        ---    ---
Licenses, net                             6     44
                                        ---    ---

Purchased software and licenses, net    250    371
                                        ===    ===

Amortization on purchased software and licenses amounted to EUR 831 in 2002, EUR 115 in 2003 and EUR 128 in 2004.

In 2002, an impairment of EUR 467 was recorded (EUR 0 in 2003 and 2004) related to software not used anymore. The software was replaced by new software and fully written off. The charge is included in current depreciation.

In 2003, management re-assessed the useful lives of the purchased software and determined that the actual useful lives are longer than originally assumed. This assessment was based on an analysis of the actual useful lives of purchased software performed in 2003 by management. As a result, the useful life was increased from three to four respectively five years for some specific purchased software. Depreciation in fiscal year 2003 was EUR 60 less than what would have been charged had the shorter useful lives that applied in fiscal year 2002 been used.

                                                                           17/42

2.    Property, Plant and Equipment

Property, plant and equipment break down as follows:

                                        December 31,
                                        2003    2004
                                        EUR     EUR
                                       -----   -----
Technical equipment and machines       1.774   2.442
Furniture and fixtures                   314     455
                                       -----   -----
                                       2.088   2.897
Accumulated depreciation               1.782   2.062
                                       -----   -----
Property, plant and equipment, net       306     835
                                       =====   =====

Depreciation of property, plant and equipment amounted to EUR 603 in fiscal year 2002, EUR 270 in 2003 and EUR 308 in 2004.

In 2003, management re-assessed the useful lives of the assets and determined that the actual useful lives are longer than originally assumed. This assessment was based on an analysis of the actual useful lives of some property, plant and equipment items (server hardware) performed in 2003 by management. As a result, the useful life was increased from three to four or five years for some property, plant and equipment items. Depreciation in fiscal year 2003 was EUR 59 less than what would have been charged had the shorter useful lives that applied in 2002 been used.

Property, plant and equipment break down by region as follows:

                                       December 31,
                                       2003    2004
                                       EUR     EUR
                                       ---     ---
Germany                                260     751
Europe (excluding Germany)              44      81
United States of America                 2       3
                                       ---     ---
                                       306     835
                                       ===     ===

For a break down of additions, disposals, cost and depreciation/amortization of long-lived assets including purchased software and licenses, reference is made to Exhibit 1 (2002), Exhibit 2 (2003) and Exhibit 3 (2004).

                                                                           18/42

3.    Trade Accounts Receivable

Receivables break down as follows:

                                        December 31,
                                        2003    2004
                                        EUR     EUR
                                        ----    ----
Trade accounts receivable              3.035   4.409
Less bad debt allowance                   34      93
                                       -----   -----
Receivables, net                       3.001   4.316
                                       =====   =====

All receivables are due within one year.

4.    Other Assets

Other assets include security deposits given to landlords as collateral and a loan to a management board member of EUR 8. The loan bears interest at 5,5 % and has no fixed maturity. All other assets are due within one year (unchanged from 2003).

5.    Cash and Cash Equivalents

For German-GAAP purposes, Cash and cash equivalents of EUR 2.724 (2003) and EUR
1.204 (2004) mainly relate to current bank accounts. Time deposits of EUR 33 in 2003 and EUR 58 in 2004 have been pledged as collateral for lease guarantees.

6.    Prepaid Expenses

Prepaid expenses include deferred service fee for the silent partnership loan of EUR 10 (2003) and EUR 0 (2004). Furthermore, prepaid expenses include advance maintenance contract payments, prepaid expenses for the use of internet based services and insurance premiums prepaid for the subsequent year.

                                                                           19/42

7.    Shareholders' equity - Share capital

The Company's share capital amounts to EUR 10.114. It is divided into 3.060.566 no-par value common shares and 7.053.226 no-par value preferred shares.

The shares are registered in the names of each of the shareholders. The shares may only be transferred with the Company's written consent.

The holders of preferred shares have preference over other shareholders in the event of liquidation as follows:

Prior to May 2003

A liquidation preference of approximately EUR 35 million existed with respect to preferred shares and the repayment of remaining liabilities.

Subsequent to May 2003

The liquidation proceeds will first be used to repay the remaining liabilities. The remaining proceeds will be used as follows:

- 15 % will be paid out to the holders of 3.060.566 common shares (plus a maximum of 505.689 common shares which the Company may potentially issue to common shareholders) equally per share;

- 85 % will be paid out to the holders of preferred shares and distributed equally per share amongst them.

The above regulations apply until the total amount paid to the holders of the preferred shares reaches EUR 5.000 (i.e. this form of payment applies until a total amount of EUR 5.882 is paid out). The remaining amount is paid out to all shareholders in equal amounts per share (common or preferred). The common and preferred shares have equal voting rights. Preferred shares can be converted into common shares upon request of the shareholders' of preferred shares.

As of December 31, 2004, a trustee holds a total of 107.862 shares in trust for the Company. These shares are disclosed as treasury shares in the Company's balance sheet and are primarily earmarked for the employee stock option plan.

                                                                           20/42

8.    Treasury Shares

Treasury shares all consist of common shares.

As of the balance sheet dates, the book value of treasury shares was EUR 21 in 2002, and EUR 9 in 2003 and 2004 representing 2,3 % and 1,1 % (both 2003 and
2004), respectively of capital stock. The Company acquired 424.916 treasury shares in 2002 and 50.000 treasury shares in 2003 and sold 582.199 treasury shares in 2002 and 171.660 treasury shares in 2003 as part of the process to streamline the shareholder structure which began in the year 2002. The shares were sold to management board members and their relatives as well as to a supervisory board member.

                                                                          number
                                                                         -------
Balance Jan 1, 2002                                                      386.805
     Purchase                                                            424.916
     Sale                                                                582.199
                                                                         -------
Balance Dec 31, 2002                                                     229.522
     Purchase                                                             50.000
     Sale                                                                171.660
                                                                         -------
Balance Dec 31, 2003                                                     107.862
     Purchase                                                                  0
     Sale                                                                      0
                                                                         -------
Balance Dec 31, 2004                                                     107.862
                                                                         =======

                                                                           21/42

9.    Silent Partnership Loan

                                                               December 31,
                                                           2003            2004
                                                            EUR             EUR
                                                           -----           -----
tbg Technologie-Beteiligungs-Gesellschaft mbH
    of Deutsche Ausgleichsbank                             1.519              0
                                                           =====           ====

Under the incentive program "equity for small technology companies", the Company concluded the following agreement with tbg Technologie-Beteiligungs-Gesellschaft mbH of Deutsche Ausgleichsbank, Bonn ("tbg"):

By agreement dated March 16, 2000, tbg provided a loan of EUR 1.500 to the Company. tbg withheld a service fee of 1,0 % of the agreed contribution. This fee of EUR 15 was being amortized over the term of the agreement.

The silent partnership was established for a limited term until December 31, 2010.

tbg was to receive a minimum return of 5,0 % p.a. on its loan, regardless of the net income achieved by the Company and does not share any losses. This interest was payable every six months in arrears on March 31 and September 30.

In addition, tbg was entitled to claim 8 % of the amount invested for each year after the end of the fifth full year of investment (final compensation) at the end of the investment term. Under the agreement dated March 16, 2000, tbg was also entitled to claim an appreciation fee of 30 % of the amount invested at the end of the investment term as compensation for the value accumulated during the investment period.

In a supplementary agreement dated October 2002, tbg's claim regarding the appreciation fee for years one to five was finally settled by an upfront fee of EUR 125. The upfront fee was paid and charged to other operating expenses in 2002. No amounts were recorded in prior years related to the final compensation nor the appreciation fee.

The Company terminated the agreement effective December 31, 2004 and repaid the loan in total at the end of 2004 and thereby was released from any and all obligations from the silent partnership. The remaining book value of the unamortized service fee of EUR 10 was expensed in 2004.

                                                                           22/42

10.   Accrued Liabilities and Other Liabilities

Tax accruals in fiscal year 2004 amount to EUR 1.301 and relate to income taxes in Germany, UK and the USA.

Other accruals include a management bonus of EUR 227 in 2003 and EUR 0 in 2004, and incentive payments owed to the Company's online community members of EUR 306 in 2003 and EUR 874 in 2004. The incentives earned by the community members expire after a certain period. Management determines the accrual for incentives on the basis of historic expiration rates.

Other liabilities mainly relate to tax liabilities (primarily VAT) of EUR 265 in 2003 and EUR 501 in 2004. Furthermore, personnel-related social security withholdings of EUR 152 in 2003 and EUR 238 in 2004 are included.

Summary of liabilities in EUR:

                             December 31, 2003         December 31, 2004
                                 Maturity                  Maturity
                           ----------------------  ----------------------
                                     more                   more
                           up to     than          up to    than
Type of liability          1 year  5 years  total  1 year  5 years  total
                           ------  -------  -----  ------  -------  -----
1. Liability owed to
silent partner                 0    1.518   1.518     0       0        0
2. Trade accounts
payable                      401        0     401   454       0      454
3. Other liabilities         547        0     547   849       0      849
   - from tax                265        0     265   501       0      501
   - from social security    152        0     152   238       0      238

All claims regarding the liabilities are not collateralized.

                                                                           23/42

11.   Stock-based compensation

The Company introduced a stock option plan on November 29, 2000 which grants key employees and management board members the right to acquire common stock in the Company. This stock option plan supersedes the prior stock option plan issued by the Company. Under the current stock option plan, employees may be granted options to acquire common shares in the Company's capital stock. The Company held 107.862 treasury shares for this purpose as of December 31, 2003 and 2004. These shares are maintained by a trustee. All option rights granted under this plan expire on December 31, 2005 (78.000 shares) or December 31, 2010 (30.000 shares).

The plan provides for the grant of options with a term of five years (granted in 2000) and six years (granted in 2004) and a vesting period of three years from the date of employment (options granted in 2000) or date of grant (options granted in 2004). The options vest ratably over three years.

All stock option plans were approved by the general shareholders' meeting.

An overview of the stock options granted, including those exercised or forfeited, is presented below:

                                                   Common stock
                                                   ------------
Outstanding as of December 31, 2001                     122.772
Granted                                                  68.328
Exercised                                                     0
Forfeited                                               -97.500
                                                   ------------
Outstanding as of December 31, 2002                      93.600
                                                   ------------
Granted                                                       0
Exercised                                                     0
Forfeited                                                     0
                                                   ------------
Outstanding as of December 31, 2003                      93.600
                                                   ------------
Granted                                                  30.000
Exercised                                                     0
Forfeited                                               -15.600
                                                   ------------
Outstanding as of December 31, 2004                     108.000
                                                   ============

                                                                           24/42

The following table summarizes information on remaining terms and exercise prices of the Company's stock options as of December 31, 2004

                          Outstanding                      Exercisable
              --------------------------------------  ---------------------
              Number  Remaining term  Exercise price  Number      Date
              ------  --------------  --------------  ------  -------------
Common stock  78.000     1 year          EUR 1,30     78.000   immediately
Common stock  30.000    6 years          EUR 8,90     10.000  July 29, 2005
                                                      10.000  July 29, 2006
                                                      10.000  July 29, 2007

                                                                           25/42

IV.   NOTES TO THE INCOME STATEMENT

1.    Sales

Sales by Region

Sales break down by region as follows:

                                 2002       2003        2004
                                 EUR        EUR         EUR
                                -----      ------      ------
Domestic - Germany              2.597       3.654       4.900
Europe (excluding Germany)      1.515       5.336       9.009
Rest of world                      20       1.161       4.206
                                -----      ------      ------
                                4.132      10.151      18.115
                                =====      ======      ======

Regions were determined based on location of customers.

Sales by business segments

Sales break down by business unit as follows:

                          2002       2003        2004
                          EUR        EUR         EUR
                         -----      ------      ------
Online Surveys           1.510       6.155      13.218
Comparison Shopping      1.842       3.907       4.897
Other                      780          89           0
                         -----      ------      ------
                         4.132      10.151      18.115
                         =====      ======      ======

Other includes sales from barter advertising of EUR 770 in 2002 and EUR 89 in 2003.

2.    Other operating income

Other operating income mainly includes releases of provisions from prior years and in come from foreign currency exchange gains.

                                                                           26/42

3.    Cost of purchased services

Cost of purchased services represent traffic cost, incentives to the Company's online community members for participation in online surveys and survey data from third parties regarding areas or panelists not covered by the Company. All costs are recorded as incurred.

4.    Other operating expenses

Other operating expenses mainly comprise office lease expenses, software development expenses, expenses for marketing and web-content, barter advertising costs, consulting, administrative expenses and other taxes not on income. The latter amounted to EUR -2 in 2002, EUR 13 in 2003 and EUR 12 in 2004.

5.    Interest expenses

Interest expenses of EUR 97 in 2002, EUR 102 in 2003 and EUR 75 in 2004 mainly concern interest expense for the silent partnership loan in the amount of EUR 75 for all years.

                                                                           27/42

V.    OTHER NOTES

1.    Transactions with related parties

There are no transactions with related parties other than the purchases and sales of shares in the Company to employees, management board members and a member of the supervisory board as described under Note III. 8, a loan to a management board member as described under Note III. 4, fees to management board members (Note VI. 1) and fees to supervisory board members (Note VI. 2).

The compensation of the management board is determined and approved by the supervisory board. It is linked to the performance and has a fixed and variable component. The fixed component is paid monthly. The variable management bonus is directly related to defined financial goals and paid on a quarterly basis.

The compensation for the three years reported was as follows

                                   2002      2003      2004
                                   EUR       EUR       EUR
                                   ----      ----      ----
Fix compensation                    305       363       363
Variable management bonus             0       488       440
                                   ----      ----      ----
Total management compensation       305       851       803
                                   ====      ====      ====

For the year 2004 management waived the bonus for the fourth quarter.

The number of shares in Ciao AG held by members of the management board and the supervisory board as of December 31, 2003 and 2004 is presented as follows:

                                             December 31,
                                           2003         2004
                                        ---------    ---------
Management board
   Maximilian Cartellieri               1.131.035    1.131.035
   Frederick Paul                       1.127.135    1.127.135
   Gunnar Piening                         100.422      100.422

Supervisory board
   Dr. Peter Nussbaum                      25.250       25.250
   Dr. Harald Einsmann                     50.000       50.000

                                                                           28/42

2.    Contingent liabilities and other financial obligations

Lease Agreements and Other Obligations

As of December 31, 2004, the minimum payments for non-cancelable license, lease and rent agreements and other obligations were as follows:

Fiscal year                                                        EUR
-----------                                                       -----
2005                                                                506
2006                                                                395
2007                                                                361
2008                                                                293
2009                                                                286
Thereafter                                                          175
                                                                  -----
                                                                  2.016
                                                                  =====

The lease agreements mainly relate to the rent for offices in Munich, Madrid, Paris and London and company cars. The annually lease expense for the years 2002, 2003 and 2004 amount to EUR 235, EUR 303, EUR 314 respectively.

Litigation

The Company may become involved in litigation in the course of their ordinary business operations. For the years 2002 to 2004, the Company's management were not aware of any claims which could materially affect the business, net assets, financial position or results of the Company.

3.    Events after the balance sheet date

New Office Space

After the balance sheet date the Company signed a contract for new office premises in London with annual lease payments amounting to EUR 50 for the first year and EUR 77 for the following two years and total lease commitments over a period of three years amounting to EUR 204.

                                                                           29/42

Other

No further events took place after the balance sheet date, which have a significant effect on the Company's net assets, financial position or results of operations.

                                                                           30/42

VI.   OTHER INFORMATION

1.    Management Board

The Company is represented by a managing board of directors with following members:

      Maximilian Cartellieri, MBA, BA, MA, co-CEO, Munchen

      Frederick Paul, MBA, BA, MA, co-CEO, Lindau/Bodensee

      Gunnar Piening, MA, Managing Director, Munchen

Total remuneration paid to the management board members amounted to EUR 305 in 2002, EUR 851 in 2003 and EUR 803 in 2004. At the end of the fiscal years, members of the management board held 2.258.170 shares (2002) and 2.358.592 shares (2003 and 2004).

2.    Supervisory Board

Total remuneration paid to the supervisory board members in fiscal 2002 amounted to EUR 25, in fiscal year 2003 EUR 18 and in fiscal year 2004 to EUR 20. At the end of the fiscal years, members of the supervisory board held a total of
125.250 shares (2002) resp. 75.250 shares (2003 and 2004).

3.    Average Number of Employees

During the three years under report, the average number of employees developed as follows:

      2002 48, thereof temporary 13

      2003 62, thereof temporary 15

      2004 105, thereof temporary 11

                                                                           31/42

VII. RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA

The Company's accounting policies are in accordance with German-GAAP, which differs in certain respects from accounting principles generally accepted in the United States of America ("US-GAAP").

The following tables summarize the adjustments to consolidated net income and shareholders' equity that would be required if US-GAAP had been applied instead of German-GAAP:

                                                                December 31,
                                                               2003       2004
                                                  Notes        EUR        EUR
                                                  ------      ------     ------
Net income as reported under German-GAAP                       3.397      5.544
Deferred taxes                                    VII. 1           0      5.121
Loss from sale of treasury shares                 VII. 6          14          0
Interest income                                   VII. 4           0         36
                                                               -----     ------

Net income under US-GAAP                                       3.411     10.701
                                                               =====     ======

                                                                December 31,
                                                                2003      2004
                                                  Notes         EUR       EUR
                                                  ------      ------     ------
Shareholders' equity as reported under
German-GAAP                                                    4.160      9.667
Deferred tax assets, net                          VII. 1           0      5.121
Interest income from marketable securities        VII. 4           0         36
Treasury shares                                   VII. 5          -9         -9
                                                               -----     ------

Shareholders' equity in accordance with US-GAAP                4.151     14.815
                                                               =====     ======

                                                                           32/42

Shareholders' equity under US-GAAP develops as follows:

                                                        Notes        EUR
                                                        ------      ------
Shareholders' equity as of January 1, 2003                             743
Net income                                                           3.411
Loss from sale of treasury shares - paid in capital     VII. 6.        -14
Change in cumulative translation adjustment              II. 4.         -1
Change in treasury shares                               VII. 5.         12
                                                                    ------
Shareholders' equity as of December 31, 2003                         4.151
                                                                    ------

Net income                                                          10.701
Change in cumulative translation adjustment             II. 4.         -37
                                                                    ------
Shareholders' equity as of December 31, 2004                        14.815
                                                                    ======

1.    Taxes

Deferred Taxes

Under US-GAAP deferred taxes have to be reported for the tax effect of differences between the financial statements carrying value and the tax bases of assets and liabilities and for certain available tax attributes, such as tax loss carry forwards ("NOL carry-forwards"). A valuation allowance is recorded to reduce the deferred tax asset to an amount, which the Company expects that it is more likely than not to realize.

The Company has established a tax asset for German trade and corporate income tax NOL carry-forwards using a combined effective statutory tax rate of approximately 41% for all three years, and approximately 34% and 35% for foreign NOL carry-forwards in France and Spain, respectively.

The approximate amounts and the remaining expiration periods for the NOL carry-forwards as of December 31, 2004 are as follows:

Country         Approximate Amount     Expiration
-------         ------------------     ----------
Germany                     12,700      unlimited
France                       3.000      unlimited
Spain                        1.000       13 years

                                                                           33/42

The deferred tax asset consisted of the tax effect of the following:

                                         December 31,
                                        2003      2004
                                        EUR       EUR
                                       ------    ------
NOL carry-forwards                      8.343     6.555
Other items, net                           73       -88
Less valuation allowance               -8.416    -1.346
                                       ------    ------
Net deferred tax asset                      0     5.121
                                       ======    ======

In Germany, the usage of a NOL carry-forward is limited annually to an amount of EUR 1 million and 60 % of taxable income exceeding EUR 1 million.

The realization of the benefit of the deferred tax assets depends upon the availability of sufficient taxable income in the future. In arriving at a conclusion, all available positive and negative objective evidence is considered.

Cumulative net losses in the previous three years prior to 2004 were considered substantial negative evidence and thus the Company determined that the realization of its NOL carry-forwards was not more likely than not as of either December 31, 2002 or 2003. Accordingly, it recorded a full valuation allowance against its NOL carry-forwards as of those dates.

In 2003 and 2004, the Company utilized approximately EUR 3.600 and EUR 4.000 of the NOL carry-forwards in Germany, respectively. In 2004, NOL carry-forwards of approximately EUR 100 were also utilized in Spain and France each. As of December 31, 2004, the Company was no longer in a three year cumulative net loss position for either its consolidated operations or its operations in Germany (parent company). Based on projections of future taxable income in Germany and considering available objective evidence, the Company believes that the realisation of the remaining German NOL carry-forwards is now more likely than not. Accordingly, the valuation allowance for the deferred tax assets in Germany was released in 2004, which increased the deferred tax benefit and net income. The remaining valuation allowance as of December 31, 2004 relates to France (EUR
991) and Spain (EUR 355).

                                                                           34/42

The benefit for deferred income taxes, which represents a difference between German and US-GAAP, consisted of the following:

                                              December 31,
                                             2003     2004
                                              EUR     EUR
                                             ----    ------
Germany, Release of Valuation Allowance         0    -5.121
Foreign Operations                              0         0
                                               --    ------
Benefit for deferred income taxes               0    -5.121
                                               ==    ======

Tax Contingencies

Under German tax law, the use of NOL carry-forwards may, under certain conditions, be limited if or when both a change in ownership of a legal entity occurs and if the new owners also permit certain facts and circumstances to arise. These events previously occurred, and the Company considers the measurement date for the events to be April 2000 and has excluded its broad estimate of the tax effect of pre April 2000 NOL carry-forwards (EUR 3.200) from the recognition of deferred tax assets and the above disclosure of the remaining NOL carry-forwards. Uncertainty exists as to the exact date this limitation was triggered, April 2000 or potentially a later date, and as a result the exact amount of limitation. The Company believes that the positions that it has taken are reasonable and supportable if challenged. However, there can be no assurances that the April 2000 measurement will not be challenged by tax authorities in the future, and to the extent challenged that the Company would prevail in its positions. To the extent it did not prevail, the entirety of German NOL carry-forwards remaining at December 31, 2004 might be lost and the Company might also be subject to incremental current taxes of approximately EUR 200.

Due to the ultimate change in ownership of Ciao AG in April 2005 (see below), the existing NOL carry-forwards as of the end of 2004 may become subject to further limitations should the new owners let certain facts and circumstances, as specified in the German tax law, arise. Certain NOL carry-forwards in other tax jurisdictions might also be subject to limitation upon a change in ownership.

                                                                           35/42

As the Company's business continues to grow, it might be exposed to increased scrutiny from the tax authorities both in Germany and abroad. Scrutiny might occur in the area of "transfer pricing" as well as other areas of the tax calculations. Given the centralization of the Company's core infrastructure in Germany, with service delivery operations located abroad, a specific risk exists that tax inspectors might challenge the Company's cost allocation and thus taxable profits between its German and foreign taxing jurisdictions, and also the level of documentation required to support its tax assertions. The Company believes that its methods are reasonable and its documentation supports positions taken. While it has not been challenged by tax authorities on this topic to date, there can be no assurances that this and or other matters will not be evaluated by tax authorities in the future.

The ultimate outcome of the aforementioned uncertainties have not been reflected in the accompanying consolidated financial statements and or US-GAAP reconciliation information.

2.    Expenses for Fund Raising

In 2000, the Company incurred EUR 219 legal and advisory fees in connection with the raising of additional shareholders' equity. Under German-GAAP, these amounts have been expensed. Under US-GAAP these amounts, net of income taxes, are offset against paid-in capital. There is no difference in total shareholders' equity.

3.    Marketable Securities and Restricted Cash

Under German-GAAP marketable securities are recorded at the lower of acquisition cost or market value. These amounts have been combined with other cash balances during the preparation of the German-GAAP statement of cash flows. Under US-GAAP these marketable securities should be classified as cash and cash equivalents since they are highly liquid investments with a maturity of three months or less.

Under US-GAAP interest income is increased by EUR 0 in 2003 and EUR 62 in 2004 less income taxes of EUR 26.

Time deposits of EUR 33 in 2003 and EUR 58 in 2004 are treated as cash and cash equivalents under German-GAAP. Under US-GAAP, these amounts would be classified as restricted cash, since they have maturities greater than three months.

                                                                           36/42

4.    Intangible assets

No significant additions to the intangibles assets have been recorded in 2002. In 2003, additions to the intangible assets are software applications for the Customer Management Tool (EUR 97). In 2004, the additions refer to software applications for the Customer Management Tool (EUR 146), domains (EUR 40), standard application and finance software (EUR 45). Deletions in 2002, 2003 and 2004 were insignificant.

The estimated aggregate amortization is EUR 96 for 2005, EUR 25 for 2006, EUR 20 for 2007, EUR 4 for 2008 and EUR 4 for 2009.

The weighted average amortization periods for 2002, 2003 and 2004 are as follows:

                                       2002       2003      2004
                                       ----       ----      ----
Rights and licenses                    10,0       10,0      10,0
Software                                3,2        4,1       4,2
Total                                   3,3        4,3       5,7

5.    Restrictions to Retained Earnings

Under German Corporation Law a corporation can only pay dividends to its shareholders, if it is reporting positive retained earnings in the shareholders' equity of the statutory balance sheet. As of December 31, 2004 Ciao AG is reporting in its balance sheet an accumulated deficit of EUR 14.777.

Any adjustments resulting from application of US-GAAP are not effective in the statutory books and thus do not effect the basis for a dividend payment.

6.    Shareholders Equity and Share Based Compensation

Under German-GAAP, the Company shows the treasury shares as an asset in the financial statements. Under US-GAAP, the treasury shares are deducted from shareholders' equity. Under German-GAAP the Company also records a reserve for treasury shares within equity with a debit to accumulated deficit at the cost of the treasury shares. Under US-GAAP no reserve is recorded in shareholders' equity. This amount is reversed to reduce accumulated deficit, with no net effect on

                                                                           37/42
shareholders' equity. In 2003 and earlier years, the Company incurred losses from the sale of treasury shares. Under German-GAAP these amounts have been expensed in the respective years. Under US-GAAP these amounts, net of taxes, are offset against paid-in capital.

For US-GAAP purposes, the Company applies the provisions of Accounting Principles Board Opinion No. 25 Accounting for Stock Issued to Employees ("APB 25") with respect to options granted. All such option grants have been accounted for as fixed grants under APB 25 and no associated compensation expense has been provided for US-GAAP purposes.

7.    Foreign Operations

The Company is headquartered in Germany and maintains operations in several foreign countries such as France, Spain, UK, USA and Romania. The results from ordinary operations for 2003 and 2004 include aggregate income (- loss) from foreign operations of EUR -138 (2003) and EUR 1.231 (2004).

The aggregate exchange gain amounts to TEUR 2 in 2003 and TEUR 5 in 2004. The respective loss amounts to TEUR 16 in 2003 and TEUR 180 in 2004.

8.    Income from release of prior year provisions

Under German-GAAP, provisions which are not needed because the actual amount of the liabilities is less than previously estimated are released and the amount is reported in other operating income. The releases in 2002 amounted to EUR 170, in 2003 EUR 15, in 2004 EUR 12. Under US-GAAP these amounts are netted against the expenses, to which the provision was originally recorded.

9.    Barter Advertising

The Company reports sales and advertising expenses from barter transactions of EUR 770 in 2002, EUR 89 in 2003 and EUR 0 in 2004. Under US-GAAP such revenues and expenses would not be recorded.

                                                                           38/42

10. Income Statement Presentation:

Under German-GAAP the income statement is presented according to cost by nature. Under SEC Rules and Regulations income and expenses are presented by activity as follows (amounts are German-GAAP):

                                                                           2002      2003     2004
                                                             Notes         EUR       EUR       EUR
                                                        ---------------   ------    ------   ------
Sales                                                    II. 5., IV. 1.    4.132    10.151   18.115
Cost of sales                                                             -1.305    -1.934   -3.946
                                                                          ------    ------   ------

    Gross profit                                                           2.827     8.217   14.169
                                                                          ------    ------   ------

Research and development                                     II. 7.         -994      -282     -531
General and administrative expenses                                       -4.386    -4.512   -6.859
Other operating income                                                        83        31      118
                                                                          ------    ------   ------

                                                                          -5.297    -4.763   -7.272
                                                                          ------    ------   ------

    Other operating income (loss) before interest
       and income taxes                                                   -2.470     3.454    6.897
                                                                          ------    ------   ------

Interest income                                              IV. 5.           79        49       48
Interest expenses                                            IV. 5.          -97      -102      -75
                                                                          ------    ------   ------

    Interest expense net                                                     -18       -53      -27
                                                                          ------    ------   ------

    Income before income taxes                                            -2.488     3.401    6.870

Income taxes                                                                   0        -4   -1.326
                                                                          ------    ------   ------

    Net income/loss for the year                                          -2.488     3.397    5.544
                                                                          ======    ======   ======

                                                                           39/42

11.   Comprehensive Income

The Company reports comprehensive income under US-GAAP as follows:

                                                       Cumulative
                                                         other
                                                     comprehensive     comprehensive
                                                        income             income
                                                          EUR               EUR
                                                     -------------     -------------
Balance as of December 31, 2002                                -74
Net income 2003                                                                3.411
Foreign currency translation adjustment                         -1                -1
                                                     -------------     -------------
comprehensive income 2003                                                      3.410
                                                                       =============
Balance as of December 31, 2003                                -75
                                                     =============
Net income 2004                                                               10.701
Foreign currency translation adjustment                        -37               -37
                                                                       -------------
Comprehensive income 2004                                                     10.664
                                                     -------------     =============

Balance as of December 31, 2004                               -112
                                                     =============

The accumulated other comprehensive income represents translation adjustments.

                                                                           40/42

12.   Statement of Cash Flows

The accompanying consolidated statements of cash flows have been computed in accordance with German-GAAP and presented based on an indirect cash flow format outlined in US-GAAP Statement of Financial Accounting Standards No. 95 Statement of Cash Flows ("FAS 95"). The Company operates in multiple geographic locations and while operations are primarily conducted in Euro, transactions in other currencies do exist. The primary difference between the accompanying 2002 and 2003 German-GAAP consolidated statements of cash flows and consolidated statements of cash flow prepared in accordance with US-GAAP is that:

- Included under the heading "effect of foreign currency" are EUR 1 in 2003 and EUR 37 in 2004 of foreign currency translations adjustments. Under US-GAAP, these foreign currency translation adjustments are allocated to the various financial statement fluctuations to which they originated, which in the case of the Company would primarily be property and equipment, and inter-company balances.

- Included as a component of net income are EUR 14 in 2003 and EUR 175 in 2004 in foreign currency exchange losses. Under US-GAAP the impact of these transactional losses are allocated to the net monetary assets to which they originated, which with respect to the Company would primarily be accounts receivable and current liabilities.

13.   Subsequent Event - Acquisition of the Company

On April 6, 2005, Greenfield Online, Inc (Nasdaq: "SRVY"), a leading provider of Internet survey solutions to marketing research and consulting companies completed the acquisition of the Company for aggregate consideration valued at approximately 154 million USD. The consideration for the acquisition consists of 57,7 million euros in cash and 3,9 million shares of Greenfield Online common stock valued at 20,19 USD per share. The amount of consideration is subject to certain post closing adjustments.

                                                                           41/42

14.   Customers

During the fiscal year 2004 one customer accounted for 16 % and 15 % of the Company's total revenues and total trade receivables, respectively and in 2003 two customers accounted for 29 % and 26 % of the Company's total revenues and total trade receivables, respectively.

Munich, February 17, 2005, except for Note VII as to which the date is April 6, 2005

Maximilian Cartellieri             Frederick Paul                 Gunnar Piening

                                                                           42/42

                                                                       EXHIBIT 1
CIAO AG, MUNCHEN
ANALYSIS OF LONG-LIVED ASSETS FOR FISCAL YEAR 2002

                                                 Acquisition and production cost           Accumulated amortization/depreciation
                                           Jan 1, 2002 Additions Disposals Dec 31, 2002 Jan 1, 2002 Additions Disposals Dec 31, 2002
                                               EUR        EUR       EUR        EUR          EUR        EUR       EUR       EUR
                                           ----------- --------- --------- ------------ ----------- --------- --------- ------------
I. PURCHASED SOFTWARE AND LICENSES            1.497        17       745          769         413       831       738          506
                                              -----        --       ---        -----       -----     -----       ---        -----

                                              1.497        17       745          769         413       831       738          506
                                              -----        --       ---        -----       -----     -----       ---        -----

II. PROPERTY, PLANT AND EQUIPMENT

1. Technical equipment and machines           1.639        37        10        1,666         900       532         8        1.424
2. Other equipment, furniture and fixtures      336         2        36          303         106        71         1          176
                                              -----        --       ---        -----       -----     -----       ---        -----

                                              1.975        39        46        1.969       1.006       603         9        1.600
                                              -----        --       ---        -----       -----     -----       ---        -----

                                              3.472        56       791        2.738       1.419     1.434       747        2.106
                                              =====        ==       ===        =====       =====     =====       ===        =====

                                                 Net book values
                                            Dec 31, 2002 Dec 31, 2001
                                                EUR          EUR
                                            ------------ ------------
I. PURCHASED SOFTWARE AND LICENSES                263         1.084
                                                  ---         -----

                                                  263         1.084
                                                  ---         -----

II. PROPERTY, PLANT AND EQUIPMENT

1. Technical equipment and machines               242           739
2. Other equipment, furniture and fixtures        127           230
                                                  ---         -----

                                                  369           969
                                                  ---         -----

                                                  632         2.053
                                                  ===         =====

CIAO AG, MUNCHEN                                                       EXHIBIT 2
ANALYSIS OF LONG-LIVED ASSETS FOR FISCAL YEAR 2003

                                               Acquisition and production cost                Accumulated amortization/depreciation
                                           Jan 1, 2003 Additions Disposals Dec 31, 2003 Jan 1, 2003 Additions Disposals Dec 31, 2003
                                               EUR        EUR       EUR         EUR         EUR        EUR       EUR         EUR
                                           ----------- --------- --------- ------------ ----------- --------- --------- ------------
I. PURCHASED SOFTWARE AND LICENSES              769       102        22           849       506        115        22         599
                                              -----       ---       ---         -----     -----        ---       ---       -----

                                                769       102        22           849       506        115        22         599
                                              -----       ---       ---         -----     -----        ---       ---       -----

II. PROPERTY, PLANT AND EQUIPMENT

1. Technical equipment and machines           1.666       199        91         1.774     1.424        213        87       1.550
2. Other equipment, furniture and fixtures      303        12         1           314       176         57         1         232
                                              -----       ---       ---         -----     -----        ---       ---       -----

                                              1.969       211        92         2.088     1.600        270        88       1.782
                                              -----       ---       ---         -----     -----        ---       ---       -----

                                              2.738       313       114         2.937     2.106        385       110       2.381
                                              =====       ===       ===         =====     =====        ===       ===       =====

                                                Net book values
                                           Dec 31, 2003 Dec 31, 2002
                                                EUR          EUR
                                           ------------ ------------
I. PURCHASED SOFTWARE AND LICENSES              250          263
                                                ---          ---

                                                250          263
                                                ---          ---

II. PROPERTY, PLANT AND EQUIPMENT

1. Technical equipment and machines             224          242
2. Other equipment, furniture and fixtures       82          127
                                                ---          ---

                                                306          369
                                                ---          ---

                                                556          632
                                                ===          ===

                                                                       EXHIBIT 3
CIAO AG, MUNCHEN
ANALYSIS OF LONG-LIVED ASSETS FOR FISCAL YEAR 2004

                                                    Acquisition and production cost        Accumulated amortization/depreciation
                                           Jan 1, 2004 Additions Disposals Dec 31, 2004 Jan 1, 2004 Additions Disposals Dec 31, 2004
                                               EUR        EUR       EUR        EUR          EUR        EUR       EUR        EUR
                                           ----------- --------- --------- ------------ ----------- --------- --------- ------------
I. PURCHASED SOFTWARE AND LICENSES              849     250        5           1.094        599       128         4          723
                                              -----   -----       --           -----      -----       ---        --        -----

                                                849     250        5           1.094        599       128         4          723
                                              -----   -----       --           -----      -----       ---        --        -----

II. PROPERTY, PLANT AND EQUIPMENT

1. Technical equipment and machines           1,774     668        0           2.442      1.550       235         0        1.785
2. Other equipment, furniture and fixtures      314     169       28             455        232        73        28          277
                                              -----   -----       --           -----      -----       ---        --        -----

                                              2,088     837       28           2.897      1.782       308        28        2.062
                                              -----   -----       --           -----      -----       ---        --        -----

                                              2,937   1.087       33           3.991      2.381       436        32        2.785
                                              =====   =====       ==           =====      =====       ===        ==        =====

                                              Net book values
                                           Dec 31, 2004 Dec 31, 2003
                                                EUR          EUR
                                           ------------ ------------
I. PURCHASED SOFTWARE AND LICENSES                371          250
                                                -----          ---

                                                  371          250
                                                -----          ---

II. PROPERTY, PLANT AND EQUIPMENT

1. Technical equipment and machines               657          224
2. Other equipment, furniture and fixtures        178           82
                                                -----          ---

                                                  835          306
                                                -----          ---

                                                1.206          556
                                                =====          ===